Exhibit 99.2

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Provides Progress Update for TriTAC® Clinical Programs and ProTriTAC™ Platform

•	Three TriTAC clinical programs (HPN424, HPN536 and HPN328) have shown tumor size reductions or stable disease, and meaningful treatment duration

•	All four clinical programs demonstrate half-life extension, target engagement and T cell activation

•	Cytokine release syndrome observed and manageable, with low incidence of severe CRS

•	Management to host webcast and conference call to review the interim data presented at ASCO and provide a pipeline update today at 4 p.m. ET /1 p.m. PT

SOUTH SAN FRANCISCO, Calif., June 4, 2021 - Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today provided a pipeline update on its four clinical stage programs, including updating the interim data presented earlier today at ASCO from the ongoing dose escalation portion of the Phase 1/2a trial for HPN424 in patients with metastatic castration resistant prostate cancer (mCRPC). Harpoon has four product candidates in clinical trials that are based on its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

“We are excited by the clinical data emerging from our four TriTAC programs that are showing tumor size reductions or stable disease, meaningful treatment duration, clinical activity, target engagement, extended half-life, and manageable safety and tolerability profiles in the heavily pretreated patient populations,” stated Jerry McMahon, Ph.D., President and CEO, Harpoon Therapeutics. “As we continue to advance to higher doses in each of these programs, we look forward to the initiation of expansion cohorts this year.”

“The clinical signals observed in the HPN424 trial and the unconfirmed partial response in the recently initiated HPN328 trial are very encouraging,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon. “Looking across the portfolio, we are encouraged by how our novel technology is performing across multiple tumor types. We are seeing initial signs of clinical activity while effectively managing cytokine-mediated adverse events.”

Dose escalation and step dosing for HPN424 Phase 1/2a clinical trial continuing.

As of May 31, 2021, the data cutoff date for the Company’s HPN424 presentation, the Company updated the ASCO interim data to describe newly enrolled patients and additional follow-up on existing patients already enrolled in the 300 ng/kg step dose cohort. The company has examined several step dosing regimens in this cohort and had the following observations:

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eight patients most recently enrolled in this cohort were treated with the same modified step dose regimen. Preliminary data from these patients include 3/8 (38%) with PSA declines that occur early in the course of treatment.

•	for the total 19 patients enrolled in this cohort, 4/19 showed PSA declines, including two patients with PSA30.

The ASCO poster presentation, included the following observations:

•	Antitumor activity includes a confirmed PR per RECIST, PSA declines and CTC reductions.

•	Fifteen of 74 (20%) pts with >1 post-baseline value had PSA decreases from baseline ranging from -2% to -76%, including 4 pts with PSA50 response and 2 pts with PSA30 response

•	Treatment duration > 24 weeks observed in 15 of 74 (20%) pts, including 8 of 17 (47%) chemo-naïve patients

•	Reduction in CTCs was seen in 36 of 64 (56%) patients with available baseline and on-treatment CTC counts

•	CRS has been transient and manageable with 4% of patients experiencing Grade 3 CRS

•	CRS and transaminitis events observed most often in Cycle 1, with diminished frequency and severity in subsequent cycles

•	Introduction of step dose regimens has allowed for the administration of higher target doses, currently at 300ng/kg

HPN536 (mesothelin TriTAC) Phase 1/2a clinical trial continues dose escalation. Dosing has occurred across 10 fixed-dose cohorts of 6 to 560ng/kg and three step dose cohort up to 1200ng/kg, with total enrollment of 60 patients. Tumor types treated include late-stage ovarian (47%), pancreatic (40%) and peritoneal and pleural mesothelioma (13%) cancers. Pharmacokinetic analysis shows median half-life of more than 70 hours for HPN536. Among the relapsed/refractory ovarian cancer patients with at least one post-baseline scan, 11 of 20 (55%) patients showed stability of target lesions, including three patients with target lesion shrinkage. In addition, five of 27 (19%) ovarian cancer patients had a duration of treatment of greater than 24 weeks. As of May 31, 2021, MTD has not been reached. The Company expects to present interim data at a medical conference in 2021.

Dose escalation for HPN217 (BCMA TriTAC) Phase 1/2 clinical trial making good progress. Relapsed/refractory multiple myeloma patients (N=20) have been treated across eight fixed dose cohorts of 5 to 2150 µg weekly, reflecting rapid dose expansion since the trial began. HPN217 has been well tolerated, and no DLTs have been observed as of the May 10, 2021 cutoff date. Pharmacokinetic analysis shows half-life extension to support at least once weekly dosing. A presentation of interim data is anticipated as well as initiation of a dose expansion cohort in the second half of 2021.

Dose escalation for HPN328 (DLL3 TriTAC) Phase 1/2 clinical trial initiated in late 2020 and has shown rapid progress. The first single patient cohort began with a flat dose of 15µg of HPN328 administered once weekly by intravenous infusion and has proceeded to the fourth cohort at a dose of 405µg. Eligible patients include small cell lung cancer patients who have relapsed after platinum chemotherapy and patients with other tumors associated with DLL3 expression. An unconfirmed partial response has been observed for one patient with small cell lung cancer from the 45µg dose cohort. Presentation of initial interim data is planned for the second half of 2021.

IND-enabling studies for HPN601 (EpCAM ProTriTAC) are progressing as planned. HPN601 is a conditionally active T cell engager based on the ProTriTAC platform. EpCAM is expressed in a broad range of solid tumors, including gastrointestinal cancers, potentially enabling HPN601 to address multiple indications with high unmet medical need.

Conference Call and Webcast Today

Harpoon’s management will host a webcast and conference call at 4 p.m. ET / 1 p.m. PT on Friday, June 4, 2021 to review the data presented at ASCO and provide an update on its other pipeline programs. The live call may be accessed by dialing 866-951-6894 for domestic callers or 409-216-0624 for international callers and using conference ID # 2657278.

A live webcast of the call will be available from the Events and Presentations section of the company’s website at https://ir.harpoontx.com/events-and-presentations and will be archived there shortly after the live event.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “potential,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and anticipated results of preclinical and clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, anticipated 2021 development milestones for its product candidates and the timing thereof, the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended March 31, 2021 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com